EXHIBIT 99.1

CAS Medical Systems, Inc. Reports 2009 First Quarter Financial Results

Company to Host Conference Call Today At 10:00 a.m. ET

BRANFORD, Conn., May 6, 2009 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today announced financial results for the first quarter of 2009.

For the first quarter ended March 31, 2009, the Company generated revenues of $8.4M, a decrease of $556,000 or 6%, compared to revenues of $9.0M for the quarter ended March 31, 2008. For the first quarter of 2009, the Company reported a net loss of $903,000 or ($0.08) per basic and diluted common share compared to a net loss of $530,000 or ($0.05) per basic and diluted common share reported for the first quarter of 2008.

Andrew Kersey, President and Chief Executive Officer of the Company said, "The worldwide economic downturn that started to impact our business late in the fourth quarter of 2008 continued to affect our results for the first quarter of 2009. The decline in year-over-year sales was primarily related to lower sales of capital equipment monitoring products, particularly in the international arena. We remain confident that many of these hospital capital purchases have merely been delayed, although the exact timing of these orders remains uncertain.

"I am pleased that, despite the revenue shortfall, we did experience several bright spots during the quarter that give us increased confidence for future business. Bookings for the quarter recovered well, exceeding plan, and provided a healthy shippable backlog of $2.2M entering the second quarter. Sales of our vital signs monitors to the Department of Veterans Affairs also performed well during the quarter and we are pleased with the recent sales activity with this key customer. We continue to make progress on FORE-SIGHT(r) with revenue for the quarter increasing to $885,000. The majority of monitors installed were sold, rather than placed, and sensor revenue and utilization per monitor continued to trend well.

"During the quarter the Company announced 510(k) clearance of the FORE-SIGHT pediatric sensor which, along with the new Non-Adhesive Small Sensor launched this past month, expands the breadth of patients within the hospital able to benefit from using this technology. Additionally, abstracts recently presented confirm the link between FORE-SIGHT cerebral tissue oxygen saturation measurements and short- and long-term patient outcomes, and observed that FORE-SIGHT measurements are three times more accurate than those of the competitive product," added Kersey.

Financial Results for Q1

Revenues for the first quarter ended March 31, 2009 decreased 6 percent or $556,000 to $8.4 million when compared to sales of $9.0 million for the first quarter of 2008. Shortfalls in sales of bedside monitoring products and blood pressure cuffs were partially offset by increases in OEM sales and FORE-SIGHT cerebral oximeter monitors and sensors.

For the first quarter of 2009, the Company recorded a net loss of $903,000, or ($0.08) per basic and diluted common share, compared to a net loss of $530,000, or ($0.05) per basic and diluted common share for the first quarter of 2008. For both periods, sales were below expectations resulting in higher fixed manufacturing costs as a percentage of sales and reduced gross profit levels.

Operating expenses for the first quarter of 2009, increased $305,000 or nearly 9% to $3.8M from $3.5M reported for the first quarter of 2008, primarily from increases in FORE-SIGHT related R&D and sales and marketing expenses.

"While we remain cautious of the economic outlook, we are nevertheless confident that our products offer superior solutions, and that sales will recover," added Mr. Kersey. "We believe we have funding available to meet our expected requirements this year, and have taken additional measures to reduce spending and cash outlays. Effective May 2009 we have initiated selective reductions in staff and lowered overall wage levels, which will save approximately $1M on an annualized basis. We do not believe these personnel reductions will compromise our sales or development efforts."

Conference Call Information

CASMED will host a conference call on May 6, 2009 at 10:00 a.m. Eastern Time to discuss first quarter results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at (877) 856-1956 (domestic) or (719) 325-4753 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED(r) -- Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs and cardio-respiratory monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, the impact of actions and events involving key customers and vendors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2008 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                       CAS MEDICAL SYSTEMS, INC.
                            BALANCE SHEETS
                              (Unaudited)

                                             Mar. 31,       Dec. 31,
                                              2009           2008
                                           -----------    -----------

 Cash and cash equivalents                 $ 1,089,482    $ 1,082,619
 Accounts receivable                         4,301,584      3,681,355
 Other receivable                              418,926        715,769
 Inventories                                 9,796,048      9,786,538
 Deferred income taxes                       1,021,901        791,493
 Recoverable income taxes                      110,647        101,185
 Other current assets                          319,735        411,938
                                           -----------    -----------

   Total current assets                     17,058,323     16,570,897

 Property and equipment                      5,674,861      5,608,347
 Equipment at customers                      1,171,217      1,132,422
                                           -----------    -----------
                                             6,846,078      6,740,769
 Accumulated depreciation and amortization  (4,287,793)    (4,013,900)
                                           -----------    -----------
                                             2,558,285      2,726,869

 Intangible and other assets, net              740,601        757,378
 Goodwill                                    3,379,021      3,379,021
 Deferred income taxes                         527,487        250,370

                                           -----------    -----------
   Total assets                            $24,263,717    $23,684,535
                                           ===========    ===========

 Current portion of long-term debt         $   623,325    $   614,067
 Line-of-credit                              3,135,339      1,994,008
 Accounts payable                            2,503,721      2,307,675
 Accrued expenses                            1,049,779        835,868
                                           -----------    -----------
   Total current liabilities                 7,312,164      5,751,618

 Other Liabilities                             155,875        155,875
 Long-term debt, less current portion        1,548,756      1,708,493
 Deferred gain on sale and leaseback of
  property                                   1,135,041      1,168,701

 Common stock                                   45,767         45,675
 Additional paid-in capital                  7,538,148      7,423,338
 Treasury stock                               (101,480)      (101,480)
 Retained earnings                           6,629,446      7,532,315
                                           -----------    -----------
 Shareholders' equity                       14,111,881     14,899,848

                                           -----------    -----------
 Total liabilities & equity                $24,263,717    $23,684,535
                                           ===========    ===========

                       CAS MEDICAL SYSTEMS, INC.
                       STATEMENTS OF OPERATIONS
                              (Unaudited)

                                          Three Months   Three Months
                                              Ended          Ended
                                             Mar 31,        Mar 31,
                                              2009           2008
                                           -----------    -----------

 Revenues                                  $ 8,405,824    $ 8,961,551

 Costs and Expenses:
   Cost of Products Sold                     5,940,695      6,281,396

   Research and Development                    626,195        511,326
   Selling, General and Administrative       3,211,128      3,020,873
                                           -----------    -----------
                                             3,837,323      3,532,199

                                           -----------    -----------
 Operating Loss                             (1,372,194)      (852,044)

   Interest Expense, Net                        49,644         72,097

                                           -----------    -----------
 Pre-tax Loss                               (1,421,838)      (924,141)

   Income Tax Benefit                         (518,970)      (394,250)

                                           -----------    -----------
 Net Loss                                  $  (902,868)   $  (529,891)
                                           ===========    ===========

 LOSS PER COMMON SHARE:

     Basic                                 $     (0.08)   $     (0.05)

     Diluted                               $     (0.08)   $     (0.05)

 WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:

     Basic                                  11,212,010     10,781,292

     Diluted                                11,212,010     10,781,292

CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com